UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2025 (August 13, 2025)

T1 Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-274434	93-3205861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1211 E 4th St.

Austin, Texas 78702

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 409-599-5706

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	TE	The New York Stock Exchange
Warrants, each whole warrant exercisable for one Common Stock at an exercise price for $11.50 per share	TE WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to Sales Agency and Aftermarket Support Agreement

On December 23, 2024, T1 G1 Dallas Solar Module (Trina) LLC (f/k/a Trina Solar US Manufacturing Module 1 LLC), a Texas limited liability company (“G1”) and a wholly owned subsidiary of T1 Energy Inc., a Delaware corporation (the “Company”), entered into a sales agency and aftermarket services agreement with Trina Solar (U.S.), Inc., a Delaware corporation (“TUS”) (as amended, restated, supplemented or otherwise modified from time to time, the “Sales Agency Agreement”). Capitalized terms used in this section of this Current Report on Form 8-K but not otherwise defined herein have the meanings given to them in the Sales Agency Agreement.

In connection with the Sales Agency Agreement, on August 13, 2025, the parties thereto entered into that certain Amendment No. 1 to the Sales Agency Agreement (the “First Amendment”), which provides that any and all Service Fees that are payable or that become payable by G1 on or following the date of the First Amendment, shall be deferred, without interest, and no payments shall be due with respect to such Service Fee, until the earlier of (i) thirty (30) days following the date on which G1 or its Affiliates receives a cash payment with respect to any 45X Tax Credits, including as a result of any election under Section 6418 of the Internal Revenue Code with respect to the relevant 45X Tax Credit and (ii) August 15, 2026.

The foregoing description of the First Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the First Amendment. A copy of the First Amendment is filed as Exhibit 10.1 hereto and is incorporated into this Item 1.01 by reference.

Amendment to Preferred Stock Purchase Agreement

On November 6, 2024,  the Company and certain funds and accounts managed by Encompass Capital Advisors LLC (“Encompass”) entered into a preferred stock purchase agreement which was subsequently amended on March 21, 2025 and April 29, 2025, respectively, pursuant to which Encompass purchased non-voting preferred stock of the Company (the “Preferred Stock”) in exchange for $100.0 million, to be funded across two tranches of $50.0 million each (as amended, restated, supplemented or otherwise modified from time to time, the “Preferred Stock Purchase Agreement”). Capitalized terms used in this section of this Current Report on Form 8-K but not otherwise defined herein have the meanings given to them in the Preferred Stock Purchase Agreement.

In connection with the Preferred Stock Purchase Agreement, on August 13, 2025, the parties thereto entered into that certain Amendment No. 3 to the Preferred Stock Purchase Agreement (the “Third Amendment”), in order to amend and restate in entirety, among other things:

(i)	the definition of “Second Tranche Closing Date” to reflect that the date of issuance of the Second Tranche shall be 10 Business Days following the date the Company notifies the Purchasers of its decision to exercise the Second Tranche Option;

(ii)	the definition of “Conversion Price” with respect to the Second Tranche to reflect various Conversion Prices with respect to the First and Second Tranches;

(iii)	the inclusion of definitions of “Trading Day”, “Trading Market”, “Principal Trading Market”, “Trading Market” and “10-Day VWAP”;

(iv)	the inclusion of a condition precedent to the consummation of the Second Tranche which relates to the Company’s financial statements that also replaces an existing condition precedent related to the Company’s final investment decision with regard to the facility to be developed by Trina Solar US Manufacturing Cell 1, LLC;

(v)	the inclusion of a covenant that if the Company has issued any shares of preferred stock with a Lower Conversion Price (as defined in the Third Amendment), the Company shall make such amendment as is necessary to the terms of the Second Tranche so that the conversion price applicable to the Second Tranche is no higher than the Lower Conversion Price (with such Lower Conversion Price to be no lower than $1.05 in any event); and

(vi)	the issuance of warrants of the Company to the Purchasers which are exercisable for 3,500,000 shares of the Company’s Common Stock at a purchase price of $0.01 per share upon certain conditions, including if the Second Tranche Closing does not occur by December 31, 2026.

The foregoing description of the Third Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Third Amendment. A copy of the Third Amendment is filed as Exhibit 10.2 hereto and is incorporated into this Item 1.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment No. 1 to the Sales Agency and Aftermarket Support Agreement, dated as of August 13, 2025
10.2	Amendment No. 3 to the Preferred Stock Purchase Agreement, dated as of August 13, 2025++
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

++	Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is not material and is the type of information that the registrant treats as private or confidential.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

T1 Energy Inc.

By:	/s/ Daniel Barcelo
	Name:	Daniel Barcelo
	Title:	Chief Executive Officer and Chairman of the Board of Directors

Dated: August 14, 2025

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